As filed with the Securities and Exchange Commission on July 31, 1997
                                                     Registration No. 333-31973

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                 PHYMATRIX CORP.
             (Exact name of registrant as specified in its charter)

      Delaware                                            65-0617076
   (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                            777 South Flagler Drive
                           West Palm Beach, FL 33401
                                 (561) 655-3500
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                                ---------------

                                                            Copies to:
      Abraham D. Gosman                                James E. Dawson, Esq.
       PhyMatrix Corp.                            Nutter, McClennen & Fish, LLP
     777 South Flagler Drive                         One International Place
   West Palm Beach, FL 33401                          Boston, MA 02110-2699
        (561) 655-3500                                   (617) 439-2000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ---------------

Approximate date of commencement of proposed sale to public: From time to time after the effective date
      of this Registration Statement, as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


  If the Form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                        CALCULATION OF REGISTRATION FEE


=========================================================================================================================
                                                            Proposed Maximum                                  Amount of
   Title of Each Class of Securities       Amount to be      Offering Price          Proposed Maximum        Registration
           to be Registered                 Registered        Per Share(1)     Aggregate Offering Price(1)       Fee
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value   1,657,560 shares       $13.9375               $23,102,243            $7,001(2)
=========================================================================================================================


(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices per share of Common Stock reported on the Nasdaq National Market on July 22, 1997.
(2) Previously paid.

                                 ---------------


 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

PROSPECTUS

                                1,657,560 Shares

                                 PhyMatrix Corp.

                                  Common Stock
                                 ---------------

     This Prospectus relates to the resale of 1,657,560 shares of Common Stock, $.01 par value (the "Shares"), of PhyMatrix Corp., a Delaware corporation (the "Company"), which Shares are owned and may be offered and sold from time to time by certain persons and entities referred to herein as the "Selling Stockholders."

     The Shares may be offered from time to time by the Selling Stockholders in transactions on the Nasdaq National Market ("Nasdaq") or in privately-negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Specific information concerning the Selling Stockholders and their plan of distribution is set forth under "Selling Stockholders" and "Plan of Distribution."

     The Company will not receive any proceeds from the sale of the Shares. The Company is bearing certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.


     Shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), are quoted on Nasdaq under the symbol "PHMX." On July 30, 1997, the closing price reported for such shares on Nasdaq was $13.63.


                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------


                  The Date of this Prospectus is July 31, 1997

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                ----------------

                              AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act covering the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, and the exhibits and schedules thereto. For further information, with respect to the Company and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto, which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

     The Company's Common Stock is listed for trading on The Nasdaq National Market ("Nasdaq") under the trading symbol "PHMX." Reports, proxy statements and other information about the Company also may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference its Annual Report on Form 10-K for the fiscal year ended January 31, 1997 and its quarterly report on Form 10-Q for the quarter ended April 30, 1997. The Company hereby incorporates by reference the description of its Common Stock contained under (i) "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed with the Commission on January 19, 1996 and (ii) "Description of Capital Stock" in the Company's Registration Statement on Form S-4 (Reg. No. 333-09187), as amended to date.

     All reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to any termination of the offering of the shares of Common Stock covered by this Prospectus are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus on written or oral request to Alberto M. Hernandez, PhyMatrix Corp., 777 South Flagler Drive, West Palm, Each, Florida 33401, or by telephone at (561) 655-3500.

                                   THE COMPANY


     The Company is a multi-specialty management company that provides management services to the medical community. The Company also develops medical malls, medical office buildings and health parks, both for its own account and for leading hospitals and health systems. The Company's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers and medical networks. The Company affiliates with physicians by acquiring their practices and entering into long-term management agreements with the acquired practices and through the management of independent physician associations and specialty care physician networks by management service organizations in which the Company has ownership interests. Where appropriate, the Company supports its affiliated physicians with related diagnostic and therapeutic medical support services. The Company's medical support services include radiation therapy, diagnostic imaging, infusion therapy, home health care, lithotripsy services and ambulatory surgery.


     The Company's principal place of business is 777 South Flagler Drive, West Palm Beach, Florida 33401; and its telephone number at that address is (561) 655-3500. Unless otherwise indicated or required by the context, references to the "Company" include its consolidated subsidiaries.

                                 USE OF PROCEEDS

     The Shares of Common Stock offered by the Selling Stockholders are not being sold by the Company, and the Company will not receive any proceeds of the sale thereof.


                              SELLING STOCKHOLDERS


     The names of the Selling Stockholders, the number of Shares which may be offered from time to time by them under this Prospectus and information concerning any material relationships between the Company and the Selling Stockholders are set forth below and will be set forth as required in Supplements to this Prospectus or amendments to the Registration Statement. The Company issued or agreed to issue the shares of Common Stock offered under this Prospectus in connection with business acquisitions or physician practice affiliations completed by the Company during its fiscal year ended January 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 for a description of such acquisitions and affiliations.

     The following Selling Stockholders acquired their Shares under the terms of the Company's acquisition in August 1996 of the assets of Insignia Care for Women, P.A. ("Insignia Care"), of which the Selling Stockholders were the sole stockholders. The Company manages the practices of these Selling Stockholders pursuant to a physician practice management agreement entered into at the time of the acquisition. To the Company's knowledge, the Shares which may be offered represent all the shares of Common Stock owned by the Selling Stockholders. If all of such Shares are sold, none of the Selling Stockholders will hold any shares of Common Stock.

                                 Number of Shares
       Selling Stockholder       Which May Be Offered
       --------------------      --------------------
       Rufus S. Armstrong             15,291
       Jay J. Garcia                  18,819
       Steven L. Greenberg            18,819
       Galen B. Jones                 18,819
       William A. Newton              18,819
       James C. Von Thron             18,819
       W. Gregory Wilkerson           13,455


                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Stockholders may from time to time offer the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the Shares for whom they may act as agent.

     To the extent required, the aggregate principal amount of the Shares to be sold hereby, the names of the Selling Stockholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in any accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered by them hereby will be the purchase price of such Shares less discounts and commissions, if any.

     The Shares which may be offered hereby may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of the Shares or by agreement between such holders and underwriters or dealers who receive fees or commissions in connection therewith. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Stockholders and any broker-dealers, agent or underwriters that participate with the Selling Stockholders in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is paying all expenses incident to the offer and sale of the Shares offered hereby by the Selling Stockholders to the public, other than selling commissions and fees.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Debentures and the shares of Common Stock being offered hereby will be passed upon by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, counsel to the Company.

                                     EXPERTS

     The consolidated financial statements of the Company for the fiscal year ended January 31, 1997 and the one-month period ended January 31, 1996 and combined financial statements of the Company for the year ended December 31, 1995 and for the period from June 24, 1994 (inception) through December 31, 1994, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
     The expenses in connection with the offering to which this Registration Statement relates, other than commissions, are to be borne by the Company and are estimated as follows:


     Securities and Exchange Commission
       Registration Fee   ..................................... $ 7,001
     Accounting Fees   ........................................   5,000
     Legal Fees  ..............................................  10,000
     Printing Expenses    .....................................  10,000
     Miscellaneous Expense   ..................................     999
                                                                -------
       Total    ............................................... $33,000

Item 15. Indemnification of Directors and Officers
     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

Item 16. List of Exhibits


Exhibit No.     Exhibit
-----------     -------
*5.1            Opinion of Nutter, McClennen & Fish, LLP
+23.1           Consent of Coopers & Lybrand L.L.P.
*23.2           Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5)
*24.1           Power of Attorney (contained in Page II-4)

----------

* Previously filed.

+ Filed herewith.

Item 17. Undertakings
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 31st day of July 1997.

                                          PHYMATRIX CORP.


                                          By: /s/ Frederick R. Leathers
                                             ----------------------------------
                                             Frederick R. Leathers
                                             Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Abraham D. Gosman *                                    July 31, 1997
--------------------------------------------
Abraham D. Gosman
Chairman of the Board of Directors and
Chief Executive Officer
(Principal Executive Officer)

/s/ Frederick R. Leathers                                  July 31, 1997
--------------------------------------------
Frederick R. Leathers
Chief Financial Officer
(Principal Financial and Accounting Officer)

--------------------------------------------               July   , 1997
Robert A. Miller
President and Director

--------------------------------------------               July   , 1997
Joseph N. Cassese
Director

/s/ David Livingston *                                     July 31, 1997
--------------------------------------------
David Livingston, M.D.
Director

--------------------------------------------               July __, 1997
Bruce Rendina
Director

/s/ Stephen E. Ronai *                                     July 31, 1997
--------------------------------------------
Stephen E. Ronai, Esq.
Director

--------------------------------------------               July __, 1997
Governor Hugh L. Carey
Director


/s/ John Chay *                                            July 31, 1997
--------------------------------------------
John Chay
Director

/s/ Eric Moskow *                                          July 31, 1997
--------------------------------------------
Eric Moskow
Director

* By: /s/ Frederick R. Leathers
     ---------------------------
     Frederick R. Leathers
     Attorney-in-fact


Powers of Attorney have been filed with this Registration Statement.